FIRST AMENDMENT TO LOAN AGREEMENT


     THIS FIRST AMENDMENT TO LOAN AGREEMENT (hereinafter called the "First Amendment") executed as of the ____ day of July, 1996, by and among MALLON OIL COMPANY, a Colorado corporation (hereinafter referred to as "Borrower"), MALLON RESOURCES CORPORATION, a Colorado corporation (hereinafter referred to as the "Guarantor") and BANK ONE, TEXAS, N.A., a national banking association (hereinafter referred to as "Bank").

                      W I T N E S S E T H:

     WHEREAS, Borrower, Guarantor and Bank entered into a Loan
Agreement dated as of March 20, 1996 (the "Loan Agreement") under the terms of which Bank agreed to provide a revolving loan facility to Borrower; and

     WHEREAS, Borrower, Guarantor and Bank have agreed to make certain changes to the Loan Agreement.

     NOW, THEREFORE, the parties hereby agree to amend the Loan
Agreement as follows:

     Unless otherwise defined herein, all defined terms used herein shall have the same meaning ascribed to such terms in the Loan Agreement.

     Section 1 of the Loan Agreement is hereby amended in the following respects:

     The definition of "Cash Flow" in Section 1 is hereby deleted in its entirety and the following inserted in lieu thereof:

         "'Cash Flow' shall mean Borrower's Net Income or loss plus non-cash charges less Guarantor's preferred dividends and general and administrative expense allocation from Guarantor (if such allocation is less than 75% of Guarantor's total general and administrative expense the amount of such allocation is subject to Bank's final approval), all as calculated in accordance with GAAP."

     The definition of "Current Assets" shall mean in Section 1 is hereby deleted in its entirety and the following inserted in lieu thereof:

         "'Current Assets' shall mean the total of Borrower's current assets, determined in accordance with GAAP, plus current availability under the Revolving Commitment."

     The definition of "Debt Service" shall mean in Section 1 hereof is deleted in its entirety and the following inserted in lieu thereof:

         "'Debt Service' shall mean the aggregate principal amount outstanding on the Revolving Note divided by a number equal to the sum of the economic half-life of the Oil and Gas Properties as determined by the Bank from time to time pursuant to Section 7(b) hereof, plus one (1) year."

     Section 13 of the Loan Agreement is hereby amended in the following respects:

         Subsection (c) of Section 13 is hereby deleted in its entirety and the following inserted in lieu thereof:

        "(c) Current Ratio. Borrower will not suffer or permit the ratio of Current Assets to Current Liabilities to ever be less than 1.0 to 1.0."

     Subsection (d) of Section 13 is hereby deleted in its entirety and the following inserted in lieu thereof:

       "(d) Debt Service Ratio. Borrower will not suffer or permit its ratio of Cash Flow to Debt Service to ever be less than 1.10 to 1.0 after April 1, 1996, said ratio to be tested quarterly for the preceding twelve (12) months (or the appropriate portion thereof during calendar year 1996)."

     Subsection (e) of Section 13 is hereby deleted in its entirety and the following inserted in lieu thereof:

     "(c) Minimum Tangible Net Worth. Guarantor will not suffer or permit its consolidated Tangible Net Worth to ever be less than $10,500,000."

     Subsection (g) of Section 13 is hereby deleted in its entirety and the following inserted in lieu thereof:

     "(d) Debts, Guaranties and Other Obligations. Neither Borrower, Guarantor or any of their Subsidiaries will incur, create, assume or in any manner become or be liable in respect of any indebtedness, liabilities or other obligations, nor will the Borrower or Guarantor or any of their Subsidiaries guarantee or otherwise in any manner become or be liable in respect of any indebtedness, liabilities or other obligations of any other person or entity, whether by agreement to purchase the indebtedness of any other person or entity or agreement for the furnishing of funds to any other person or entity through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other person or entity, or otherwise, except that the foregoing restrictions shall not apply to:

     (I) the Notes, or other indebtedness of Borrower and Guarantor heretofore disclosed to Bank on Borrower's or Guarantor's Financial Statements or on Schedule "9" hereto;

     (ii) taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and levy and execution thereon have been stayed and continue to be stayed;

     (iii) indebtedness incurred in the ordinary course of business as such business is being conducted on the Effective
Date;

      (iv) subordinated indebtedness of up to $1,000,000 on terms and conditions satisfactory to Bank; or

     (v) renewals and extensions of any or all of the foregoing."

     Borrower and Guarantor are in default, as of March 31, 1996, of the provisions of Section 13(c), (d) and (e). Borrower and Guarantor have requested that the Bank waive its default of the aforesaid Sections 13(c), (d) and (e) and the Bank is willing to waive such default subject to the agreement of the Borrower and Guarantor that unless and until the Borrower and Guarantor meet and comply in all respects with the requirements of the said Sections 13(c), (d) and (e) there shall be no further fundings by Bank under the Advance Line of Credit. Accordingly, the Borrower, Guarantor and Bank agree as follows:

     Conditioned upon the execution of this First Amendment, the Bank does hereby waive any default that may have occurred as of March 31, 1996 as a result of Borrower's and Guarantor's failure to comply with the financial covenants contained in Sections 13(c), (d) and (e). This waiver by the Bank of the violation of the financial covenants contained in Sections 13(c),
(d) and (e) is a waiver for the period ended March 31, 1996 only and should not be construed as a waiver for any other period nor should it be construed as a waiver of any other default that may have occurred under the Loan Agreement as of March 31, 1996 or any other date; and

     Borrower, Guarantor and Bank agree that the commitment of the Bank to make the Advance Line of Credit available to the Borrower pursuant to Section 2(b) of the Loan Agreement shall be suspended and Advances under such Advance Line of Credit shall not be available to Borrower until Borrower and Guarantor have complied in all respects with the financial covenants contained in Sections 13(c), (d) and (e) of the Loan Agreement, such compliance to have been demonstrated to the satisfaction of the Bank. Bank shall determine such compliance in its sole and absolute discretion.

     This First Amendment shall be effective as of the date first above written (the "Effective Date").

     The obligation of the Bank under this Second Amendment shall be subject to the following conditions precedent:

     Execution and Delivery. Borrower and Guarantor shall have executed and delivered to the Bank this Second Amendment and other required documents, all in form and substance satisfactory to the Bank;

     Corporate Resolutions. Bank shall have received appropriate certified corporate resolutions for Borrower and Guarantor;

     Other Documents. The Bank shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as the Bank or its counsel may reasonably request, and all such documents shall be in form and substance satisfactory to the Bank; and

     Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be satisfactory to special counsel for the Bank retained at the expense of Borrower.

     Except to the extent its provisions are specifically amended, modified or superseded by this Second Amendment, the representations, warranties and affirmative and negative covenants of the Borrower contained in the Loan Agreement are incorporated herein by reference for all purposes as if copied herein in full. Borrower and Guarantor hereby restate and reaffirm each and every term and provision of the Loan Agreement, including, without limitation, all representations, warranties and affirmative and negative covenants.

     Borrower and Guarantor hereby represent and warrant that all factual information heretofore and contemporaneously furnished by or on behalf of Borrower and Guarantor to Bank for purposes of or in connection with this Second Amendment does not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained herein or therein from being misleading. Each of the foregoing representations and warranties shall constitute a representation and warranty of Borrower and Guarantor made under the Loan Agreement, and it shall be an Event of Default if any such representation and warranty shall prove to have been incorrect or false in any material respect at the time given. Each of the representations and warranties made under the Loan Agreement (including those made herein) shall survive and not be waived by the execution and delivery of this Second Amendment or any investigation by Bank.

     Borrower and Guarantor agree to indemnify and hold harmless the Bank and its respective officers, employees, agents, attorneys and representatives (singularly, an "Indemnified Party", and collectively, the "Indemnified Parties") from and against any loss, cost, liability, damage or expense (including the reasonable fees and out-of-pocket expenses of counsel to the Bank, including all local counsel hired by such counsel) ("Claim") incurred by the Bank in investigating or preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law, federal or state environmental law, or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon any acts, practices or omissions or alleged acts, practices or omissions of the Borrower or their agents or arises in connection with the duties, obligations or performance of the Indemnified Parties in negotiating, preparing, executing, accepting, keeping, completing, countersigning, issuing, selling, delivering, releasing, assigning, handling, certifying, processing or receiving or taking any other action with respect to the Loan Documents and all documents, items and materials contemplated thereby even if any of the foregoing arises out of an Indemnified Party's ordinary negligence. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower and Guarantor to the Bank hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the Loan and the payment of all indebtedness of the Borrower to the Bank hereunder and under the Note, provided that neither the Borrower nor the Guarantor shall have any obligation under this Section 13 to the Bank with respect to any of the foregoing arising out of the gross negligence or willful misconduct of the Bank. If any Claim is asserted against any Indemnified Party, the Indemnified Party shall endeavor to notify the Borrower and Guarantor of such Claim (but failure to do so shall not affect the indemnification herein made except to the extent of the actual harm caused by such failure). The Indemnified Party shall have the right to employ, at the Borrower's and/or Guarantor's expense, counsel of the Indemnified Parties' choosing and to control the defense of the Claim. Borrower and Guarantor may at their own expense also participate in the defense of any Claim. Each Indemnified Party may employ separate counsel in connection with any Claim to the extent such Indemnified Party believes it reasonably prudent to protect such Indemnified Party. THE PARTIES INTEND FOR THE PROVISIONS OF THIS SECTION 13 TO APPLY TO AND PROTECT EACH INDEMNIFIED PARTY FROM THE CONSEQUENCES OF STRICT LIABILITY IMPOSED OR THREATENED TO BE IMPOSED ON ANY INDEMNIFIED PARTY AS WELL AS FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING, OR CONCURRING CAUSE OF ANY CLAIM.

     WRITTEN LOAN AGREEMENT. THE LOAN AGREEMENT, AS AMENDED BY THIS SECOND AMENDMENT REPRESENTS THE FINAL AGREEMENT BETWEEN AND AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN AND AMONG THE PARTIES.

     The Guarantor hereby consents to the execution thereof by the Borrower and reaffirms its guaranty of all of the obligations of Borrower to Bank.

     IN WITNESS WHEREOF, the parties have caused this Second
Amendment to Loan Agreement to be duly executed as of the date first above written.

                              BORROWER:
                              ________

                              MALLON OIL COMPANY
                              a Colorado corporation


                              By: _____________________________
                                   Kevin M. Fitzgerald,
                                   President


                              GUARANTOR:
                              _________
                              MALLON RESOURCES CORPORATION,
                              a Colorado corporation


                              By:_____________________________
                                   Name: _____________________
                                   Title:_____________________


                              BANK:
                              ____

                              BANK ONE, TEXAS, N.A.,
                              a national banking association


                              By: ___________________________
                                   Reed V Thompson,
                                   Vice President